Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Announces Final Results of Exchange Offer

Update to Exchange Offer Announced March 2, 2010

ENGLEWOOD, CO – March 30, 2010 – The Western Union Company (NYSE:WU) (the “company”) announced today the final results of its offer to exchange up to $500 million aggregate principal amount of its 5.400% notes due 2011 (the “old notes”) for a new series of notes due April 1, 2020 (the “new notes”). The exchange offer expired at 12:00 midnight, New York City time, on Monday, March 29, 2010.

$303,671,000 aggregate principal amount of outstanding old notes were validly tendered and not validly withdrawn in the exchange offer. Upon settlement of the exchange offer, which is expected to occur on Tuesday, March 30, 2010, the company will:

•	accept $303,671,000 aggregate principal amount of the old notes;

•	issue to the holders whose old notes are accepted for exchange a new series of notes due April 1, 2020 in an aggregate principal amount of $324,921,000; and

•

pay to holders whose old notes are accepted for exchange cash in an amount equal to the accrued and unpaid interest to, but not including, the settlement date with respect to the old notes accepted for exchange and cash in lieu of any fractional amounts of new notes which result from the application of the total exchange price.

The new notes will be issued only to holders of old notes who have certified to the company in an eligibility letter as to certain matters, including their status as either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act (collectively, “qualified holders”).

The new notes have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act. The exchange offer was made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as permitted under applicable law.

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